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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ______________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):

                                 April 24, 2000


                                 PIXTECH, INC.
             (Exact name of registrant as specified in its charter)



        Delaware                    0-26380                      04-3214691
(State or other jurisdiction    (Commission File               (IRS Employer
     of incorporation)              Number)                  Identification No.)



                  Avenue Olivier Perroy, 13790 Rousset, France
             (Address of principal executive offices and zip code)


              Registrant's telephone number, including area code:
                              011-33-4-42-29-10-00
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Item 1.

          (a) On February 29, 2000, PixTech, Inc. (the "Company") entered into the First Amendment (the "Amendment") to the Common Stock Purchase Agreement by and between the Company and scheduled Purchasers dated October 6, 1999. The Amendment provided that the Company would sell 9,320,359 shares of its common stock, $.01 par value per share (the "Shares"), to United Microelectronics Corporation ("UMC") for US $15,000,000 (the "Funds") in a private placement approved by the Company's stockholders at a Special Meeting on January 18, 2000 (the "Private Placement").

          On March 28, 2000, the Company, UMC and Palmer & Dodge LLP (the "Escrow Agent") entered into an Escrow Agreement pending the clearance under, or expiration of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Private Placement.

          On April 24, 2000, the Company received notice from the Unites States Federal Trade Commission (the "FTC") that the FTC had granted early termination of the waiting period under the HSR Act with respect to the Private Placement. The Escrow Agent subsequently released the Shares and the Funds to UMC and the Company.

          Upon acquisition of the Shares, UMC's ownership of the Company's common stock increased from approximately 30.0% to 41.8%. UMC's ownership of the Company's voting securities increased from approximately 29.7% to 41.6%.

          (b)  Not applicable.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements of Business Acquired.

               Not applicable.

          (b)  Pro Forma Financial Information.

               Not applicable.

          (c)  Exhibits

          2.1 First Amendment, dated as of February 29, 2000, to the Common Stock Purchase Agreement by and between PixTech, Inc. and scheduled Purchasers dated October 6, 1999

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 2, 2000                              PIXTECH, INC.



                                         By:  /s/ Marie Boem
                                             ---------------------------
                                             Marie Boem
                                             Chief Financial Officer

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                                 EXHIBIT INDEX
                                 -------------

     2.1 First Amendment, dated as of February 29, 2000, to the Common Stock Purchase Agreement by and between PixTech, Inc. and scheduled Purchasers dated October 6, 1999

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